EXHIBIT 15.1
May 21, 2026
The Board of Directors and Stockholders of Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652
We are aware that our report dated May 4, 2026, on our review of the interim financial information of Alexander’s, Inc. appearing in Alexander’s, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York